AMERICAN SHARED HOSPITAL SERVICES
REPORTS FOURTH QUARTER AND 2010 RESULTS

San Francisco, CA — March 3, 2011 — AMERICAN SHARED HOSPITAL SERVICES  (NYSE AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the fourth quarter and 2010.

Fourth Quarter Results
For the three months ended December 31, 2010, revenue increased to $4,152,000 compared to $4,092,000 for the fourth quarter of 2009.  Operating income for the fourth quarter of 2010 increased 19% to $348,000 compared to $293,000 for the fourth quarter of 2009.  Net income for the fourth quarter of 2010 was $40,000, or $0.01 per share.  This compares to a net loss ($137,000), or ($0.03) per share, for the fourth quarter of 2009.

The total number of Gamma Knife® procedures performed during the fourth quarter of 2010 increased 2% compared to the fourth quarter of 2009, and increased 4% for 2010 versus 2009.

Selling and administrative expenses for the fourth quarter of 2010 decreased 5% to $1,005,000 compared to $1,058,000 for the fourth quarter of 2009, even as the Company continued to support its domestic and international growth initiatives.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $2,159,000 for the fourth quarter and $8,211,000 for 2010, compared to $2,175,000 for the fourth quarter and $8,535,000 in 2009.

At December 31, 2010, AMS reported cash, cash equivalents and certificates of deposit of $10,438,000 compared to $9,833,000 at December 31, 2009.  Shareholders' equity at December 31, 2010 was $23,044,000, or $5.01 per outstanding share.  This compares to shareholders' equity at December 31, 2009 of $22,755,000, or $4.95 per outstanding share.

2010 Results
For the twelve months ended December 31, 2010, revenue was $16,675,000 compared to $16,768,000 for 2009.  Net income for 2010 was $57,000, or $0.01 per diluted share.  This compares to a net loss for 2009 of ($188,000), or ($0.04) per share.

Discussion and Analysis
Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "2010 was a year of significant progress for AMS.  The benefits of our decision to upgrade many of our existing Gamma Knife sites to Gamma Knife® PerfexionTM specifications are becoming increasingly apparent, primarily due to Perfexion's substantially higher treatment capacity compared to the Gamma Knife.   Growth resumed in our Gamma Knife business, with the number of procedures up 8.5% and revenue up 5.2% in the second half of 2010 versus prior year.  We are optimistic that these trends will continue.

"Over the next few weeks we expect to announce several new Gamma Knife and Perfexion contracts that will add significantly to our revenue base beginning in 2011.  This is in addition to the continued positive impact of the Perfexion upgrades that already went into service at Smilow Cancer Hospital at Yale-New Haven in the second quarter of 2010 and at Methodist Hospital in San Antonio, Texas in the third quarter, and the launch of patient treatments at Fort Sanders Regional Medical Center in Knoxville, Tennessee, our ninth Perfexion site, in January 2011.  We also anticipate that our Gamma Knife unit at Hospital Central FAP in Lima, Peru will begin treating patients later this year, and our linear accelerator site in São Paulo is scheduled to go on-line in 2012.   And we continue to negotiate additional Gamma Knife and Perfexion contracts in the United States, South America and Europe.

Dr. Bates continued, "In our proton therapy business, we are developing centers in Dayton, Ohio, Boston, Orlando, and Long Beach, California, and are pursuing many other opportunities.  We also are well along in arranging the financing required to move these projects forward.

"Proton therapy is widely regarded as the optimal radiation treatment for a wide variety of cancers.  Hospitals throughout the country are evaluating how they can offer this advanced therapy to their cancer patients.  To enhance our visibility in the industry and our ability to win additional proton center development contracts, we recently entered into a teaming agreement with Turner Construction Company, NBBJ LP, Garfield Traub, and Baines Group, Inc. to provide total solutions for proton therapy center development clients.  Under the teaming agreement, AMS will be responsible for acquiring and providing proton therapy equipment and Turner/NBBJ/Garfield Traub/Baines will be responsible for designing, developing, financing and constructing the facility.  This approach adds value for our clinical partners by providing complete turnkey, integrated delivery with sole source accountability.  Our world-class team can facilitate every aspect of the complex and lengthy proton center development process, from facility design and financing to construction.  These services complement AMS' expertise in radiation therapy equipment selection and innovative financing."

Earnings Conference Call
American Shared has scheduled a conference call at 12:00 p.m. PST (3:00 p.m. EST) today.  To participate in the live call, dial (800) 588-4973 at least 5 minutes prior to the scheduled start time.  A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors).  A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 29178344#.

About AMS
American Shared Hospital Services (www.ashs.com) provides turnkey technology solutions for advanced radiosurgical and radiation therapy services.  Since 1991, AMS' creative financing solutions have enabled its clinical partners to make the latest advances in radiation oncology available to patients at an affordable price.  AMS is the world leader in providing Gamma Knife® Radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain).  The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept.  AMS also is a leader in proton beam radiation therapy (PBRT), the next great growth opportunity in radiation oncology.  AMS currently is developing PBRT centers in Dayton, Ohio (Kettering Medical Center), Boston (Tufts Medical Center), Orlando (Orlando Regional Healthcare) and Long Beach, California (Long Beach Memorial Medical Center), and is negotiating additional projects.  AMS also owns a preferred stock investment in Still River Systems, developer of the compact Monarch 250 PBRT system, which has not yet been approved by the FDA.

Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product.  Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2009, the Quarterly Report on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 2, 2010.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 826-5051
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	March 3, 2011
Fourth Quarter and 2010 Financial Results	Page 3

Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009

Medical services revenue	$4,152,000	$4,092,000	$16,675,000	$16,768,000
Costs of revenue	2,237,000	2,203,000	9,466,000	9,781,000
Gross margin	1,915,000	1,889,000	7,209,000	6,987,000
Selling & administrative expense	1,005,000	1,058,000	4,240,000	3,928,000
Transaction costs	—	—	—	342,000
Interest expense	562,000	538,000	2,104,000	2,064,000
Operating income	348,000	293,000	865,000	653,000
Other income	18,000	44,000	107,000	60,000
Income before income taxes	366,000	337,000	972,000	713,000
Income tax expense (benefit)	115,000	296,000	166,000	247,000
Net income	$251,000	$41,000	$806,000	$466,000
Less: Net income attributable to
non-controlling interest	(211,000)	(178,000)	(749,000)	(654,000)
Net income (loss) attributable to
American Shared Hospital Services	$40,000	$(137,000)	$57,000	$(188,000)

Earnings per common share:
Basic	$0.01	$(0.03)	$0.01	$(0.04)
Assuming dilution	$0.01	$(0.03)	$0.01	$(0.04)

	Balance Sheet Data
	12/31/2010	12/31/2009
Cash and cash equivalents	$1,438,000	$833,000
Certificate of deposit	$9,000,000	$9,000,000
Current assets	$15,074,000	$14,474,000
Investment in preferred stock	$2,617,000	$2,617,000
Total assets	$65,340,000	$60,621,000

Current liabilities	$7,444,000	$7,977,000
Shareholders' equity	$23,044,000	$22,755,000